UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 16, 2014
_________________________________________________________________
First Citizens BancShares, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16715	56-1528994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 Six Forks Road; Raleigh, North Carolina	27609
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (919) 716-7000

________________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.     Submission of Matters to a Vote of Security Holders.

At a special meeting of stockholders of First Citizens BancShares, Inc. ("BancShares") held on September 16, 2014 (the "Special Meeting"), the following matters were submitted to a vote of stockholders:

•
a proposal to approve the Agreement and Plan of Merger dated June 10, 2014, as amended July 29, 2014 (the "Merger Agreement"), by and between First Citizens Bancorporation, Inc. (“Bancorporation”) and BancShares, pursuant to which Bancorporation will merge with and into BancShares, with BancShares as the surviving company in the merger;

•
a proposal to approve the issuance of up to 2,605,004 shares of BancShares' Class A common stock and up to 273,526 shares of BancShares' Class B common stock in connection with the Merger Agreement; and

•
a proposal to approve an amendment to BancShares' Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of BancShares' Class A common stock from 11,000,000 to 16,000,000 shares to enable the issuance of shares of the Class A common stock in the merger and to provide additional authorized shares of the Class A common stock for other uses.

The following tables reflect the final results of the voting on the above three matters at the Special Meeting.

Merger Agreement

Approval of the Merger Agreement required that a majority of the total votes entitled to be cast by holders of the outstanding shares of BancShares' Class A common stock and Class B common stock, voting as a group, be cast in favor of the proposal. An aggregate of 84.9% of the total votes entitled to be cast by holders of the outstanding shares of both classes were cast in favor of the proposal. The votes were cast as follows:

	Class A and Class B Voting as a Group
Description of Matter Voted On	Votes Cast "For"	Votes Cast "Against"	Abstained	Broker Nonvotes
Proposal to approve the Merger Agreement	21,314,116	43,469	105,821	1,521,641

Issuance of Common Stock

Approval of the issuance of BancShares' Class A common stock and Class B common stock in connection with the Merger Agreement required that a majority of the total votes actually cast on the proposal by holders of the outstanding shares of BancShares' Class A common stock and Class B common stock, voting as a group, be cast in favor of the proposal. An aggregate of 99.7% of the total votes actually cast by holders of the outstanding shares of both classes were cast in favor of the proposal. The votes were cast as follows:

	Votes Cast by Holders of Class A and Class B Voting as a Group
Description of Matter Voted On	Votes Cast "For"	Votes Cast "Against"	Abstained	Broker Nonvotes
Proposal to approve the issuance of Class A and Class B common stock in connection with the Merger Agreement	21,299,650	55,513	108,243	1,521,641

Amendment of Restated Certificate of Incorporation

Approval of the amendment to BancShares' Restated Certificate of Incorporation required that a majority of the total votes entitled to be cast by holders of the outstanding shares of (1) BancShares' Class A common stock and Class B common stock, voting as a group, and (2) BancShares' Class A common stock, voting as a separate group, in each case be cast in favor of the proposal. An aggregate of 90.6% of the total votes entitled to be cast by holders of the outstanding shares of both classes, and 86.6% of the total votes entitled to be cast by holders of the outstanding shares of Class A common stock, were cast in favor of the proposal. The votes were cast as follows:

	Class A and Class B Voting as a Group
Description of Matter Voted On	Votes Cast "For"	Votes Cast "Against"	Abstained	Broker Nonvotes
Proposal to approve the amendment to BancShares' Restated Certificate of Incorporation	22,756,376	125,070	103,601	-0-

	Class A Voting as a Separate Group
Description of Matter Voted On	Votes Cast "For"	Votes Cast "Against"	Abstained	Broker Nonvotes
Proposal to approve the amendment to BancShares' Restated Certificate of Incorporation	7,433,288	22,654	17,185	-0-

The joint proxy statement/prospectus for the Special Meeting also solicited appointments of proxies with respect to a proposal to approve an adjournment or postponement of the meeting, if necessary or appropriate, to permit further solicitation of proxies if there were not sufficient votes at the time of the meeting to approve the Merger Agreement, the share issuance proposal or the amendment to BancShares' Restated Certificate of Incorporation. The joint proxy statement/prospectus indicated that, if those other matters voted on at the meeting were approved, a vote would not be taken on the adjournment proposal. Since the other matters were approved, a vote was not taken on the proposal to adjourn or postpone the meeting.
Item 8.01.    Other Events

(a)Amendment to Restated Certificate of Incorporation. As reported in Item 5.07 above, at the Special Meeting BancShares' stockholders adopted and approved an amendment to BancShares' Restated Certificate of Incorporation, as previously amended, to increase the authorized number of shares of BancShares' Class A common stock from 11,000,000 to 16,000,000 shares. The amendment was described in the definitive proxy statement filed by BancShares and distributed to its stockholders in connection with the Special Meeting, and it was filed with the Delaware Secretary of State and became effective on September 16, 2014. A complete copy of BancShares' Restated Certificate of Incorporation, as so amended, is attached as an exhibit to this report.

(b)Distribution of Press Release Announcing Stockholder Approval of Merger. On September 16, 2014, BancShares and Bancorporation distributed a joint press release announcing that, at special meetings held that day, their respective stockholders had approved the proposed merger of Bancorporation with and into BancShares pursuant to the terms of the Merger Agreement. A copy of the joint press release is attached as an exhibit to this report.

Item 9.01.    Financial Statements and Exhibits

The following exhibits are filed with this report.

Exhibit No.	Exhibit Description

3.1	Restated Certificate of Incorporation as amended
99.1	Joint press release dated September 16, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Citizens BancShares, Inc.
(Registrant)

Date:	September 16, 2014	By: /s/ GLENN D. McCOY
Glenn D. McCoy, Chief Financial Officer